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EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro Information
Services, Inc. of our reports dated February 7, 2000, except as to Note 7, which is as of March 20, 2000, relating to the consolidated balance sheets of Metro Information Services, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, changes in redeemable common stock and shareholders' equity and cash flows and the schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the December 31, 1999 Annual Report on Form 10-K of Metro Information Services, Inc.

                                  /s/ KPMG LLP

Norfolk, Virginia

March 30, 2000



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